SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

FIRST FINANCIAL BANCORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
VOTING SECURITIES
PRINCIPAL SHAREHOLDERS
SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR DIRECTOR
ELECTION OF DIRECTORS (Item 1 on Proxy Card)
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE
AUDIT COMMITTEE
INDEPENDENT AUDITORS FEES
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE
ANNUAL REPORT
SHAREHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
REVOCABLE PROXY

FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS

To Be Held April 23, 2002

Hamilton, Ohio
March 15, 2002

To the Shareholders:

     The Annual Meeting of Shareholders of First Financial Bancorp. (the “Corporation”) will be held at theFitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011, on April 23, 2002, at 2:00 P.M., local time, for the following purposes:

1.	To elect the following four nominees as directors with terms expiring in 2005 (Class I): Martin J. Bidwell, Carl R. Fiora, Stephen S. Marcum and Steven C. Posey.

2.	To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     On February 28, 2002, there were 46,502,084 common shares outstanding. Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the meeting. Shareholders of record of the Corporation at the close of business on February 28, 2002 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

By Order of the Board of Directors,

/s/ Michael R. O’Dell

Michael R. O’Dell, Senior Vice President and Secretary

EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. A STAMPED, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Approximate Date to Mail — March 15, 2002

     On behalf of the Board of Directors of First Financial Bancorp. (the “Corporation”), a Proxy is solicited from you to be used at the Corporation’s Annual Meeting of Shareholders (“Annual Meeting”) scheduled for April 23, 2002, at 2:00 P.M., local time, to be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011.

     Proxies in the form enclosed herewith are being solicited on behalf of the Corporation’s Board of Directors. Proxies which are properly executed and returned will be voted at the Annual Meeting as directed. Proxies properly executed and returned which indicate no direction will be voted in favor of the proposals set forth in the Notice of Annual Meeting attached hereto and more fully described in this Proxy Statement. Proxies indicating an abstention from voting on any matter will be tabulated as a vote withheld on such matter and will be included in computing the number of common shares present for purposes of determining the presence of a quorum for the Annual Meeting. If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purposes of determining the presence of a quorum but not entitled to vote with respect to that matter. Any shareholder giving the enclosed Proxy has the power to revoke the same prior to its exercise by filing with the Secretary of the Corporation a written revocation or duly executed Proxy bearing a later date or by giving notice of revocation in open meeting.

VOTING SECURITIES

     As of February 28, 2002, the record date fixed for the determination of shareholders entitled to vote at the Annual Meeting, there were 46,502,084 common shares outstanding, which is the only outstanding class of capital stock of the Corporation. Each such share is entitled to one vote on each matter properly coming before the Annual Meeting.

PRINCIPAL SHAREHOLDERS

     The table below identifies all persons known to the Corporation to own beneficially more than 5% of the Corporation’s outstanding common shares.

	Amount and Nature
	of Beneficial
Name and Address	Ownership of Common	Percentage
of Beneficial Owner	Shares	of Class

First National Bank of Southwestern Ohio (1)
300 High Street
Hamilton, Ohio 45012-0476	10,248,647	22.04%

Cincinnati Financial Corporation
6200 South Gilmore Road
Cincinnati, Ohio 45214	2,556,230	5.50%

(1)	These shares are held by First National Bank of Southwestern Ohio (“First Southwestern”) and other subsidiary banks in their fiduciary capacity under various agreements as Trustees. The Trustees have advised the Corporation that they have sole voting power for 10,247,159 shares, shared voting power for 0 shares, sole investment power for 4,399,228 shares and shared investment power for 5,319,148 shares. The Trustees hold 131,492 common shares under trust arrangements for certain directors and executive officer and their respective spouses or minor children, which common shares are also reported in the following table showing share ownership of directors and executive officers.

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
AND NOMINEES FOR DIRECTOR

     As of February 28, 2002, the directors of the Corporation, including the four nominees for election as directors, the executive officers of the Corporation named in the Summary Compensation Table who are not also directors and all executive officers and directors of the Corporation as a group beneficially owned common shares of the Corporation as set forth below.

	Amount and Nature
	of Beneficial
	Ownership of Common		Percentage
Name	Shares (1)		of Class (8)

Richard L. Alderson	21,121

Martin J. Bidwell	12,435

Donald M. Cisle	495,781	(2)	1.1%

Dan R. Dalton	18,941

Corinne R. Finnerty	36,897

Carl R. Fiora	33,285	(3)

James C. Garland	27,135

Murph Knapke	17,083

Bruce E. Leep	443,967

Barry J. Levey	275,388	(4)

Stephen S. Marcum	130,856	(5)

Stanley N. Pontius	310,396

Barry S. Porter	32,603

Steven C. Posey	4,542	(6)

Perry D. Thatcher	27,425

Michael R. O’Dell	161,821	(7)

James C. Hall	86,630

Mark W. Immelt	112,332

Brian D. Moriarty	99,778

All executive officers, directors and nominees as a group (19 persons)	2,419,416		5.2%

(1)	Includes shares subject to outstanding options which are exercisable by such individuals within 60 days.

(2)	Seward-Murphy Inc., a corporation of which Mr. Cisle owns 46.64% of the outstanding voting power and his father, Don S. Cisle, Jr., owns 45% of the outstanding voting power, owns 458,850 common shares of the Corporation. Mr. Cisle disclaims beneficial ownership of those shares.

(3)	Of these, 3,017 shares are owned by Mr. Fiora’s wife, for which he disclaims beneficial ownership.

(4)	Of these, 120,750 shares are owned by Levco Inc., a closely held corporation of which Mr. Levey is President and a 1% shareholder.

(5)	Of these, 12,231 shares are owned by Mr. Marcum’s wife, 40,827 shares are owned by their children and 36,894 shares are owned by Mr. Marcum as a trustee of a private foundation, for all of which he disclaims beneficial ownership. The shares do not include common shares held by Ohio Casualty Corporation of which Mr. Marcum is a director. Mr. Marcum disclaims beneficial ownership of those shares.

(6)	Of these, 1,366 shares are owned by Mr. Posey’s children, for which he disclaims beneficial ownership.

(7)	Of these, 3,557 shares are owned by Mr. O’Dell’s wife, for which he disclaims beneficial ownership.

(8)	Percentages of class are listed only for those owning in excess of one (1%) percent.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

     The Board of Directors intends to nominate four persons as Class I Directors, each for a three-year term. Barry J. Levey, Chairman of the Board of Directors and a director of the Corporation since 1985, is not standing for re-election pursuant to the Corporation’s policy that directors are not eligible for re-election after attaining age 70. The terms of the remaining directors in Classes II and III will continue as indicated below. It is intended that the accompanying Proxy will be voted for the election of Martin J. Bidwell, Carl R. Fiora, Stephen S. Marcum and Steven C. Posey, all incumbent directors. In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying Proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The four nominees for Class I Directors receiving the most votes at the Annual Meeting will be elected as Class I Directors.

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since

Nominees — Class I Directors — Term Expiring in 2005:

Martin J. Bidwell, 44	President and Director of Magnode Corporation (maker of aluminum extrusions), Trenton, Ohio.	1999

Carl R. Fiora, 67	Retired President and Chief Executive Officer of Armco Steel Co., L.P.; formerly Area Vice President, Manufacturing and Services Group, Armco Inc. (diversified steel and energy company); Director of Russel Metals Inc. (metals distribution and processing company); Director of First Southwestern, Hamilton, Ohio.	1987

Stephen S. Marcum, 44	Partner in Parrish, Fryman & Marcum Co., LPA; Director of Ohio Casualty Corporation (insurance holding company) and First Southwestern, Hamilton, Ohio.	1996

Steven C. Posey, 51	President of Posey Management Corp. DBA McDonald’s; President of Posey Property Company; Director of First Southwestern, Hamilton, Ohio.	1997

Class II Directors — Term Expiring in 2003:

Richard L. Alderson, 53	Real estate investment and development; Director of Glove Specialties, Inc. (glove retailer); Former Trustee of Union Township, Butler County, Ohio; Director of First Southwestern, Hamilton, Ohio.	1997

James C. Garland, 59	President of Miami University, Oxford, Ohio; President of RAZR Technology (a consulting business); Director of First Southwestern, Hamilton, Ohio.	1996

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since

Murph Knapke, 54	Owner of Knapke Law Office, Celina, Ohio; Director of Community First Bank & Trust, Celina, Ohio.	1983

Stanley N. Pontius, 55	President and Chief Executive Officer of First Financial Bancorp., Hamilton, Ohio; Chairman of First Southwestern, Hamilton, Ohio; President of First Southwestern (1993-1997); Director of Ohio Casualty Corporation; held various positions at Bank One Corporation for a period of 20 years.	1991

Barry S. Porter, 64	Retired Chief Financial Officer/Treasurer of Ohio Casualty Corporation (insurance holding company) and its affiliated companies; Director of First Southwestern, Hamilton, Ohio.	1988

Perry D. Thatcher, 71	President and Chief Executive Officer of Ample Industries (manufacturer of products/machines for the paper industry); retired Director of First Southwestern, Hamilton, Ohio.	1997

Class III Directors - Term Expiring in 2004:

Donald M. Cisle, 47	President of Don S. Cisle Contractor, Inc. (construction contractor) since 1989; Director of First Southwestern, Hamilton, Ohio.	1996

Dan R. Dalton, 54	Dean of the Kelley School of Business, Indiana University, Bloomington, Indiana; Director of Heritage Community Bank, Columbus, Indiana.	1999

Corinne R. Finnerty, 45	Partner in law firm of McConnell & Finnerty, North Vernon, Indiana (trial attorney); Director of Heritage Community Bank, Columbus, Indiana.	1998

Bruce E. Leep, 65	Chairman of Sand Ridge Bank, Schererville, Indiana; retired Chief Executive Officer of Sand Ridge Bank; Assistant Professor of English, Trinity Christian College, Palos Heights, Illinois.	1999

(1)	Ages are listed as of December 31, 2001.

MEETINGS OF THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

     During the last fiscal year, the Board of Directors held seven regularly scheduled meetings and four special meetings. All of the incumbent directors and each nominee standing for election attended 75% or more of those meetings and the meetings held by all board committees on which they served, during the periods that they served as directors.

     During the last fiscal year, each director received $10,000 in retainer fees. The retainer fees were paid to the directors in the Corporation’s common shares pursuant to the Corporation’s Director Fee Stock Plan. In addition to the retainer fees, each director received $500 per board meeting attended as a director of the Corporation. Each non-employee director was paid $250 for each committee meeting attended prior to April 23, 2001 and $300 for each committee meeting attended on or after April 23, 2001. The Corporation pays taxes imposed on directors’ fees by the City of Hamilton, Ohio. Pursuant to the First Financial Bancorp. 1999 Stock Option Plan for Non-Employee Directors, each non-employee director receives in the year in which he or she is elected initially or re-elected to the Board of Directors an option to purchase 8,663 common shares. The exercise price for each option granted is 100% of the fair market value on the date of grant.

     The Board of Directors has a standing Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee acts as the Nominating Committee for the Board.

     The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters subject to Board approval. The Committee acts as the Nominating Committee and makes recommendations to the Board regarding nominees for election as directors of the Corporation. The members of the Executive Committee were Donald M. Cisle, Barry J. Levey, Stephen S. Marcum and Stanley N. Pontius. The Executive Committee held three meetings during the fiscal year.

     The Executive Committee will consider nominees for election as directors recommended by shareholders for the 2003 Annual Meeting of Shareholders provided that notice of a proposed nomination is received by the Corporation no later than January 24, 2003. Notice of a proposed nomination must include the information required by the Amended and Restated Regulations of First Financial Bancorp. and should be sent to First Financial Bancorp., Attention: Michael R. O’Dell, Senior Vice President and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

     The Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of the executive officers of the Corporation and all benefit plans of the Corporation. The members of the Compensation Committee were Martin J. Bidwell, Donald M. Cisle, Barry J. Levey, Stephen S. Marcum and Barry S. Porter. The Compensation Committee held three meetings during the fiscal year.

     The Audit Committee operates pursuant to a written charter that was adopted by the Board of Directors. The members of the Audit Committee were Martin J. Bidwell, Donald M. Cisle, Dan R. Dalton, Corinne R. Finnerty, Carl R. Fiora, Barry S. Porter and Perry D. Thatcher. Each member of the Audit Committee is an independent director as that term is defined under the rules of the National Association of Securities Dealers. The Committee held five meetings during the fiscal year.

REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter, the Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Corporation’s independent auditors, Ernst & Young LLP (“Ernst & Young”), are responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements to generally accepted accounting principles.

     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee discussed with Ernst & Young those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the Committee received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

     The Committee discussed with the Corporation’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Committee met with the internal auditors and with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission (“SEC”). The Committee recommended and the Board has approved the selection of Ernst & Young as the Corporation’s independent auditors.

AUDIT COMMITTEE

Barry S. Porter, Chairperson	Corinne R. Finnerty

Martin J. Bidwell	Carl R. Fiora

Donald M. Cisle	Perry D. Thatcher

Dan R. Dalton

     The Board of Directors has reappointed Ernst & Young as independent auditors to audit the financial statements of the Corporation for the current fiscal year. Management expects that representatives of that firm will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

INDEPENDENT AUDITORS FEES

     The following table sets forth the aggregate fees billed to the Corporation for the last fiscal year by the Corporation’s independent auditors.

Audit Fees	$205,291

Financial Information Systems Design and Implementation Fees	0

All Other Fees	871,298	(1)(2)

Total	$1,076,589

(1)	Includes fees for permitted internal audit outsourcing, information system testing outside the scope of the audit and tax consulting services.

(2)	The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining Ernst & Young’s independence.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation earned during the last three completed fiscal years by the Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation (the “named executive officers”) as of December 31, 2001.

SUMMARY COMPENSATION TABLE

					Long Term Compensation

		Annual Compensation			Awards		Payouts

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other	Restricted	Securities		All Other
				Annual	Stock	Underlying	LTIP	Compen-
Name and				Compensation	Award(s)	Options/	Payouts	sation
Principal Position	Year	Salary($)	Bonus ($)	($)(1)	(#)(2)(3)	SARs (#)	($)	($)(4)

Stanley N. Pontius	2001	$493,219	$81,647	$460	28,380	10,500	$0	$31,032

President and Chief	2000	472,250	135,580	487	5,565	64,050	0	30,787

Executive Officer	1999	432,913	199,871	421	0	46,200	0	26,779

Michael R. O’Dell	2001	296,953	38,656	0	0	3,500	0	21,076

Senior Vice President,	2000	275,251	66,551	0	3,150	36,015	0	18,919

Chief Financial Officer	1999	241,641	95,822	0	0	34,650	0	5,201

and Secretary (5)

James C. Hall	2001	199,327	24,536	0	9,480	7,875	0	20,546

Executive Vice	2000	156,635	24,508	0	1,733	20,265	0	23,437

President	1999	150,000	37,500	0	578	8,662	0	24,716

Mark W. Immelt	2001	260,577	35,069	180	15,000	10,500	0	15,646

Senior Vice President	2000	249,995	51,250	167	2,940	38,810	0	13,849

	1999	151,229	64,623	0	0	17,325	0	5,668

Brian D. Moriarty	2001	126,954	12,711	0	7,320	10,500	0	4,891

Senior Vice President	2000	121,558	22,515	0	1,470	16,485	0	4,224

	1999	113,363	30,375	0	0	13,860	0	3,862

(1)	Represents amounts paid by the Corporation for taxes imposed on directors’ fees. Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the individual for that year.

(2)	The number and value of the aggregate restricted stock holdings, as of December 31, 2001, of the named executive officers are, respectively, as follows: Mr. Pontius, 33,945 shares and $599,129; Mr. O’Dell, 5,945 shares and $104,929; Mr. Hall, 13,189 shares and $232,786; Mr. Immelt, 17,940 shares and $316,641; and Mr. Moriarty 10,188 and $179,818. Dividends will be paid on the restricted stock reported in this column (f).

(3)	The shares of restricted stock awarded to Mr. Pontius, Mr. Hall, Mr. Immelt and Mr. Moriarty in 2001 will vest according to the following schedule: 25% of the shares in 2002, 25% of the shares in 2003, 25% of the shares in 2004 and 25% of the shares in 2005.

(4)	Represents directors’ fees, the Corporation’s contribution to the Thrift Plan, insurance premiums paid by the Corporation under the Endorsement Method Split Dollar Plan Agreement and amounts paid to cover relocation expenses. Thrift Plan contributions and insurance premiums paid during fiscal 2001 for each named executive officer were, respectively, as follows: Mr. Pontius, $5,100 and $2,882; Mr. O’Dell, $5,100 and $1,009; Mr. Hall, $5,100 and $296; Mr. Immelt, $5,100 and $1,746; and Mr. Moriarty, $3,802 and $1,089. Mr. Pontius received $13,500 in directors’ fees for serving as a director of the Corporation, of which $10,000 was paid in the Corporation’s common shares pursuant to the First Financial Bancorp. Director Fee Stock Plan. Mr. Pontius also received $9,050 in directors’ fees for serving as Chairman of the Board of First Southwestern and $500 for serving as a director of both First Southwestern Asset Management and First Southwestern Asset Holding. Mr. Immelt received directors’ fees of $8,800 for serving as a director of First Southwestern. Mr. O’Dell received $13,200 for serving as a director of Sand Ridge Bank, $1,267 for serving as a director of Community First Bank & Trust and $500 for serving as a director of both First Southwestern Asset Management and First Southwestern Asset Holding. Mr. Hall received $7,150 for serving as a director of Sand Ridge Bank. Mr. Hall received $8,000 in 2001 to cover relocation expenses in connection with his promotion from President of Sand Ridge Bank to Executive Vice President of the Corporation.

(5)	Mr. O’Dell served as Chief Financial Officer of the Corporation throughout 2001. In January 2002 Mr. O’Dell retired as Chief Financial Officer and was succeeded by C. Douglas Lefferson who was promoted to Senior Vice President and Chief Financial Officer of the Corporation. Mr. O’Dell continues to serve as Senior Vice President and Secretary of the Corporation.

Employment Agreements

     The Corporation has employment agreements with each of the five named executive officers. The term of each agreement ends upon the earlier of (i) the fifth anniversary of its execution date, (ii) the date of the named executive officer’s retirement, death or total and permanent disability, or (iii) the completion of full payment of all benefits under the agreement. Absent the named executive officer’s death, total and permanent disability or retirement, the agreement renews annually from and after the fifth anniversary of its commencement date unless written notice to the contrary is given by the named executive officer or the Corporation at least six months prior to the expiration of the term, including any extension thereof.

     Upon one month’s advance written notice, the Corporation may terminate the named executive officer’s employment with or without Cause and the named executive officer may terminate his or her employment with or without Good Reason. “Cause” means a willful engaging in gross misconduct materially and demonstrably injurious to the Corporation, and “willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Corporation. “Good Reason” means: (a) a change in the duties of the named executive officer’s position or the transfer to a new position in violation of the terms of the agreement; (b) a substantial alteration in the nature or status of the named executive officer’s responsibilities in violation of the agreement; (c) a reduction in the named executive officer’s base salary; (d) refusal by the Corporation or its successor to renew the term of the agreement for any reason prior to the named executive officer reaching his or her normal retirement date under the Corporation’s retirement plan; or (e) changes in the named executive officer’s “employment benefits” in violation of the terms of the agreement.

     In the event that the Corporation terminates a named executive officer’s employment without Cause or the named executive officer voluntarily terminates his or her employment for Good Reason and the named executive officer provides the Corporation with a release and a covenant not to sue for all claims arising out of the named executive officer’s employment and termination of employment, the named executive officer shall receive the following benefits: (i) his or her base salary for a period of 24 months (and, in the case of the Chief Executive Officer and the Senior Vice President and Secretary of the Corporation, 36 months) from the date of termination of employment (such period being the “Severance Pay Period”); (ii) if the named executive officer has participated in the Corporation’s Performance Incentive Compensation Plan for a complete calendar year, an incentive compensation payment in one lump sum in an amount equal to 2.0 times (and, in the case of the Chief Executive Officer and the Senior Vice President and Secretary of the Corporation, 3.0 times) the percentage of the incentive payment made or required to be made for the calendar year pursuant to the

Performance Incentive Compensation plan immediately preceding the calendar year in which the termination of employment occurs; and (iii) if such termination of employment occurs within 12 months after a “change in control” of the Corporation, a payment in one lump sum in an amount equal to the following: (A) with respect to any shares subject to an option granted as of the time of the “change in control” under the Corporation’s 1991 Stock Incentive Plan (the “1991 Incentive Plan”) that the named executive officer cannot exercise as a result of the termination of employment, the difference between the fair market value of such common shares determined as of the date of termination of employment and the option exercise price, and (B) with respect to any restricted stock granted under the 1991 Incentive Plan as of the time of the change in control which the named executive officer forfeits as a result of the termination of his or her employment, the fair market value of such restricted shares determined as of the date of termination of employment and as if all restrictions had been removed.

     In addition, solely for purposes of the Corporation’s Endorsement Method Split Dollar Plan Agreement (the “Split Dollar Agreement”), the duration of the Severance Pay Period shall be considered as if it were active employment for purposes of determining whether the named executive officer is eligible to receive a retirement benefit under the early retirement provisions of the Corporation’s retirement plan, and, if the date of termination of employment is within 12 months after a change in control, the named executive officer will receive a payment (the “Split Dollar Payment”) within 90 days of the date of termination of employment in one lump sum equal to the present value of the death benefit he or she would have received under the Split Dollar Agreement determined as if he or she were eligible to receive a retirement benefit under the early retirement provisions of the Corporation’s retirement plan, based on age and years of service at the end of the Severance Pay Period, and had died at age 75 when the Split Dollar Agreement was still in effect. Present value will be determined using a discount rate of 7%. Notwithstanding the foregoing, if the named executive officer elects to receive an assignment of the policy under the Split Dollar Agreement, the Split Dollar Payment shall be applied to the cash payment to the Corporation required under the Split Dollar Agreement, and any portion of the Split Dollar Payment in excess of the amount required to be paid to the Corporation shall be paid to such named executive officer.

     In the event that the Corporation terminates a named executive officer’s employment for Cause or the named executive officer terminates his or her employment without Good Reason, upon the date of termination of employment, the named executive officer shall be eligible to receive only those benefits provided in accordance with the plans and practices of the Corporation that are applicable to employees generally. Any disputes concerning the reason for termination and any other claims arising during the course of employment will be resolved through binding arbitration.

     If the receipt of any payments described above, in combination with any other payments to the named executive officer from the Corporation, shall, in the opinion of independent tax counsel selected by the Corporation, result in liability for the payment by the named executive officer of any excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code (the “Code”), the Corporation will pay to the named executive officer within 60 days of the date his or her employment terminates an additional amount equal to the amount of such excise tax and the additional federal, state and local income taxes for which he or she will be liable as the result of this additional payment.

     During the term of the named executive officer’s employment and for a period of six months following termination of the named executive officer’s employment for any reason other than by the Corporation for Cause, the named executive officer has agreed not to compete with the Corporation’s banking and lending businesses in the states of Ohio, Indiana, Michigan or Kentucky.

     The following table shows all individual grants of stock options to the named executive officers of the Corporation during the fiscal year ended December 31, 2001.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value
					(Gain) at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term (1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number of	% of Total
	Securities	Options/SARs	Exercise
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price (2)	Expiration	5%	10%
Name	Granted (#)	Fiscal Year	($/Sh)	Date	$ 26.08	$ 41.53

Stanley N. Pontius	10,500	2.5%	$16.01	2011	$105,735	$267,960

Michael R. O’Dell	3,500	0.8%	16.01	2011	35,245	89,320

James C. Hall	7,875	1.8%	16.01	2011	79,301	200,970

Mark W. Immelt	10,500	2.5%	16.01	2011	105,735	267,960

Brian D. Moriarty	10,500	2.5%	16.01	2011	105,735	267,960

(1)	As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Corporation’s common shares will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159% resulting in values of approximately $26.08 and $41.53), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Corporation’s common shares. As an alternative to the assumed potential realizable values stated in the above table, the SEC rules would permit stating the present value of such options at date of grant. Methods of computing present values suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Corporation are not transferable, there is no objective criteria by which any computation of present value can be verified. Consequently, the Corporation’s management does not believe there is a reliable method of computing the present value of such stock options.

(2)	All options are granted at 100% of fair market value on the date of grant. The options are exercisable during a period commencing one year after the date of grant and ending on the date specified in the option which, in no event, is later than 10 years after the date of grant, provided that the optionee remained in the employment of the Corporation or its affiliates. The option exercise period may be shortened upon an optionee’s disability, retirement or death. Shares acquired upon option exercise must be held one year from the date of exercise.

     The following table shows aggregate option exercises in the last fiscal year and year-end values.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

(a)	(b)	(c)	(d)		(e)
			Number of Securities
			Underlying		Value of Unexercised
			Unexercised		In-the-Money
			Options/SARs		Options/SARs
			at FY-End (#)		at FY-End ($)(2)

	Shares Acquired	Value	Exercisable (E)/		Exercisable (E)/
Name	on Exercise (#)	Realized ($)(1)	Unexercisable (U)		Unexercisable (U)

Stanley N. Pontius	0	$0	166,179	(E)	$170,995	(E)

			10,500	(U)	17,195	(U)

Michael R. O’Dell	5,869	30,855	89,723	(E)	3,241	(E)

			3,500	(U)	5,732	(U)

James C. Hall	0	0	47,738	(E)	110,230	(E)

			7,875	(U)	12,896	(U)

Mark W. Immelt	0	0	66,636	(E)	21,255	(E)

			10,500	(U)	17,195	(U)

Brian D. Moriarty	1,626	6,871	48,920	(E)	39,206	(E)

			10,500	(U)	17,195	(U)

(1)	Aggregate market value on the exercise date of shares covered by the option less the aggregate price paid by the executive officer.

(2)	Values stated reflect gains on outstanding options based on the fair market value of $17.65 per common share of the Corporation on December 31, 2001.

     The Corporation has no long term incentive plans relating to future compensation of the Chief Executive Officer or the named executive officers other than the 1991 Incentive Plan and the First Financial Bancorp. 1999 Stock Incentive Plan for Officers and Employees (the “1999 Incentive Plan”).

Personal Benefits

     The named executive officers of the Corporation receive certain fringe benefits, such as participation in group medical and life insurance programs, which are generally available to employees of the Corporation and its subsidiaries on a non-discriminatory basis. In addition, the named executive officers are reimbursed for business-related expenses they incur (including certain club dues and expenses), and some of the named executive officers also have the use of Corporation-owned automobiles. Management believes that the costs of reimbursement of such expenses and providing such automobiles constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the named executive officers. The named executive officers have included in their taxable income the cost of personal use of Corporation-owned automobiles. Management has concluded that the aggregate amount of such personal benefits does not exceed the lesser of $50,000 with respect to any named executive officer or 10% of the compensation of such person.

Benefit Plans

     The Corporation has a thrift plan, a retirement plan and a supplemental retirement plan. The retirement plan and the thrift plan cover the majority of the employees of the Corporation and its subsidiaries, including the officers of the Corporation. All employees who are 21 years of age and have had one year of service are covered by the retirement plan. Among the named executive officers, the supplemental retirement plan covers Stanley N. Pontius, Michael R. O’Dell, James C. Hall and Mark W. Immelt.

     The thrift plan is voluntary and participants may contribute to the plan. The Corporation’s subsidiaries’ contributions are 50% of each participant’s contribution limited to 3% of base salary of each participant and become fully vested when made. All employees, however, may contribute to the plan in excess of the matching contributions up to 12% of base salary unless limited by law or regulation.

     Under the retirement plan and supplemental retirement plan, amounts that are payable to persons in selected remuneration and service classifications at normal retirement age are:

Estimated Annual Benefits
For Years of Credited Service Indicated (1)(2)(3)

Average
Annual Salary	10	15	20	25	30	35	40 or more

$125,000	$19,633	$29,450	$39,267	$49,708	$58,150	$67,592	$74,467

175,000	28,133	42,200	56,267	69,958	83,650	97,342	106,967

225,000	36,633	54,950	73,267	91,208	109,150	127,092	139,467

275,000	45,133	67,700	90,267	112,458	134,650	156,842	171,967

325,000	53,633	80,450	107,267	133,708	160,150	186,592	204,467

375,000	62,133	93,200	124,267	154,958	185,650	216,342	236,967

425,000	70,633	105,950	141,267	176,208	211,150	246,092	269,467

475,000	79,133	118,700	158,267	197,458	236,650	275,842	301,967

525,000	87,633	131,450	175,267	218,708	262,150	305,592	334,467

575,000	96,133	144,200	192,267	239,958	287,650	335,342	366,967

625,000	104,633	156,950	209,267	261,208	313,150	365,092	399,467

675,000	113,133	169,700	226,267	282,458	338,650	394,842	431,967

725,000	121,633	182,450	243,267	303,708	364,150	424,592	464,467

775,000	130,133	195,200	260,267	324,958	389,650	454,342	496,967

(1)	The compensation covered by the retirement plan is defined as the cash remuneration paid to an employee. The cash remuneration paid to the named executive officers during the prior fiscal year is equal to the compensation reported in columns (c) and (d) of the Summary Compensation Table after adjustment for amounts actually paid during fiscal year 2001 and for income realized upon the vesting of restricted stock awards. The current covered compensation and the credited years of benefit service under the plans, which can be used to compute the estimated annual benefit for each of the named executive officers, are as follows: Stanley N. Pontius — $673,107 and 11 years; Michael R. O’Dell — $386,495 and 25 years; James C. Hall — $240,469 and 10 years; Mark W. Immelt — $307,912 and 5 years; and Brian D. Moriarty — $172,355 and 18 years.

(2)	In the retirement plan, participants are 100% vested after five years of credited service. The normal retirement benefit at the normal retirement age of 65, effective January 1, 1989, is 1.1% of the average monthly compensation multiplied by years of service (maximum of 40), plus .6% of average monthly compensation greater than Social Security covered compensation multiplied by years of service (maximum of 35). Average monthly compensation is the average monthly compensation for the five consecutive plan years which produce the highest average. The estimated benefits accrued during the year under the retirement plan for each of the named executive officers are not actuarially ascertainable under the methods used for calculation of the cost to the Corporation by the actuaries.

(3)	As a result of the provisions of the Code, maximum annual compensation for which benefits will be paid under the retirement plan is $170,000 and maximum annual benefits under the retirement plan are $140,000 (for 2001). All of the named executive officers except Mr. Moriarty participate in the supplemental retirement plan. The benefit under the supplemental retirement plan is equal to the difference between the annual benefit payable under the retirement plan without regard to the limits imposed by the Code upon qualified plans and the maximum annual benefit payable under the retirement plan upon the executive’s retirement.

PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total return of the Corporation with that of companies that comprise the Nasdaq Market Index (the “Nasdaq Market Index”) and a peer group comprised of all actively traded bank holding companies in Ohio and Indiana (the “Peer Group”). The information presented assumes that dividends are reinvested. The returns of the issuers comprising the Peer Group have been weighted according to their respective stock market capitalization.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	1996	1997	1998	1999	2000	2001

FIRST FINANCIAL BANCORP	100.00	168.20	226.63	180.59	148.59	160.21

PEER GROUP	100.00	158.70	172.05	143.27	168.68	171.53

NASDAQ MARKET INDEX	100.00	122.32	172.52	304.29	191.25	152.46

The Peer Group is comprised of BancFirst Ohio Corp, Belmont Bancorp., Community Bank Shares of Indiana, Inc., Fifth Third Bancorp, First Financial Bancorp., First Financial Corporation, First Merchants Corporation, First Source Corporation, FirstMerit Corporation, German American Bancorp, GLB Bancorp, Inc., Huntington Bancshares Incorporated, Indiana United Bancorp, Integra Bank Corporation, Irwin Financial Corporation, KeyCorp, Lakeland Financial Corporation, LNB Bancorp, Inc., MetroBanCorp, National City Corporation, Oak Hill Financial, Inc., Ohio Valley Banc Corp., Old National Bancorp, Park National Corporation, Peoples Bancorp, Inc., Provident Financial Group Inc., Second Bancorp, Incorporated, Sky Financial Group Inc., UNB Corp., United Bancorp, Inc. and Wayne Bancorp, Inc. UNB Corp. and LNB Bancorp, Inc. have been added to the peer group.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee’s goal in setting executive compensation is to provide incentives to the Corporation’s executive officers to increase shareholder value. To achieve this goal, the Compensation Committee authorizes base salaries that are competitive with those set at bank holding companies of comparable size and performance and uses programs that personally reward executives for corporate financial results (i) that are competitive with peer group bank holding companies and (ii) that have benefited the Corporation’s shareholders.

     During the 2001 fiscal year, the components of the Corporation’s Executive Compensation program were base salary, a Performance Incentive Compensation Plan (“PIC”) and the 1999 Incentive Plan.

     The Compensation Committee uses the compensation research services of companies such as Buck Consultants, Wyatt Data Services and SNL Securities to assist in determining appropriate compensation for the named executive officers of the Corporation. The Compensation Committee reviews data regarding cash compensation, including bonuses and/or incentive payments, and stock option grants to executive officers of commercial banks and bank holding companies. As part of its review, the Compensation Committee compares the compensation of the named executive officers to the compensation of executive officers of a peer group of banks and bank holding companies. The Compensation Committee also reviews data regarding the performance of companies in the peer group, specifically, return on average equity and total shareholder return.

     After review of the information and comparisons above noted, the Compensation Committee agreed that the Corporation’s performance continues to justify the Committee’s objective to compensate the Corporation’s senior executives at the 75th percentile of the peer group. Since Mr. Pontius, Mr. O’Dell, Mr. Immelt and Mr. Moriarty were all compensated at or near the 75th percentile of the peer group, the Committee authorized 4.4% base salary increases to each of those officers in February 2001. This increase approximated the average increase in executive officer compensation as disclosed in data reviewed by the Compensation Committee. The full Board of Directors subsequently approved the Compensation Committee’s recommendations.

     The Corporation’s PIC Plan is designed to reward key executives throughout the Corporation for achieving established corporate goals. The PIC Plan assigns maximum “points” (each point is one percent of year-end base salary) based on that officer’s level of responsibility and the asset size of his/her affiliate. The Compensation Committee set the maximum PIC awards for the named executive officers in 2001. The targeted performance goals for 2001 for Mr. Pontius, Mr. O’Dell, Mr. Hall and Mr. Moriarty included increase in earnings per share, return on equity, return on assets, stock price and book value for the Corporation. The performance goals for Mr. Immelt, who serves as President and Chief Executive Officer of First Southwestern, included net increase in earnings, return on assets, increase in net interest income and noninterest income, efficiency and managing loan loss reserves to an appropriate level for First Southwestern. The full Board approved both the performance goals and the maximum PIC points for the named executive officers of the Corporation. For 2001 performance results, Mr. Pontius, President and Chief Executive Officer of the Corporation, was awarded 15 points out of his potential maximum of 50 points. The points awarded out of the potential maximum points for each of the other named executive officers were as follows: Mr. O’Dell, 12 points out of 40; Mr. Hall, 10.5 points out of 35; Mr. Immelt, 12.4 points out of 35; and Mr. Moriarty 9 points out of 30.

     In 2001, as in past years, all employees of the Corporation and all employees of the lead bank, First Southwestern, received a year-end bonus. The bonus was 2% of base pay earned for all employees, except officers at the level of vice president or above who received 1%. The named executive officers of the Corporation received 1%. The Board of Directors of First Southwestern approved the year-end bonus for 2001.

     The 1999 Incentive Plan provides for incentive compensation to executive officers that is tied to the enhancement of shareholder value. Under the 1999 Incentive Plan, the Compensation Committee determined and approved, in January 2001, incentive stock options and restricted stock awards for the named executive officers. The Committee awarded Mr. Pontius an incentive stock option and a restricted stock award based on the Committee’s subjective evaluation of Mr. Pontius’s performance taking into consideration the Corporation’s profitability and overall 2000 financial performance. The Committee determined the stock options and restricted stock awards for the other named executive officers based upon Mr. Pontius’s recommendation, which takes into account the individual officer’s level of responsibility and contribution to the Corporation’s earnings.

     Regarding the compensation of Mr. Pontius, based on the foregoing, Mr. Pontius received his base salary, a PIC award of $74,103, an incentive stock option for 10,500 common shares and a restricted stock award of 28,380 common shares.

     The Compensation Committee is aware of Section 162(m) of the Code, which generally disallows a corporate deduction for remuneration to the extent it exceeds $1,000,000 for an employee who is among the five most highly compensated employees. However, the Committee believes that Section 162(m) has no application to the Corporation at the present time based on the present levels and the anticipated levels during the next few years of qualifying compensation paid to its executive officers.

COMPENSATION COMMITTEE

Barry J. Levey, Chairperson	Stephen S. Marcum

Martin J. Bidwell	Barry S. Porter

Donald M. Cisle

ANNUAL REPORT

     The Corporation’s financial statements are not included in this Proxy Statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Corporation’s Annual Report for the year ended December 31, 2001 is being mailed to each shareholder with the Proxy and Proxy Statement, but such Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the Proxy soliciting material.

SHAREHOLDER PROPOSALS

     If an eligible shareholder wishes to present a proposal to be included in the Corporation’s Proxy Statement and form of Proxy relating to the 2003 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than November 15, 2002. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder who intends to propose any other matter to be acted upon at the 2003 Annual Meeting of Shareholders must inform the Corporation no later than January 29, 2003. If notice is not provided by that date, the person(s) named in the Corporation’s Proxy for the 2003 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2003 Annual Meeting. Proposals should be sent to First Financial Bancorp., Attention: Michael R. O’Dell, Senior Vice President and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10 percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Corporation’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, the Corporation believes that all its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2001.

OTHER MATTERS

     Some of the officers and directors of the Corporation and the companies with which they are associated were customers of the banking subsidiaries of the Corporation. The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

     The subsidiaries of the Corporation have had, and expect to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

     A SHAREHOLDER OF THE CORPORATION MAY OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND AS FILED WITH THE SEC WITHOUT CHARGE BY SUBMITTING A WRITTEN REQUEST TO THE FOLLOWING ADDRESS:

FIRST FINANCIAL BANCORP.
Attention: Michael R. O’Dell, Senior Vice President
    and Secretary
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476

     Management and the Board of Directors of the Corporation know of no business to be brought before the meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.

     The expense of proxy solicitation will be borne by the Corporation. Proxies will be solicited by mail and may be solicited, for no additional compensation, by some of the officers, directors and employees of the Corporation or its subsidiaries, by telephone or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Corporation and will be reimbursed for their related expenses.

By Order of the Board of Directors,

/s/ Michael R. O’Dell

Michael R. O’Dell, Senior Vice President and Secretary

March 15, 2002

                PLEASE MARK VOTES

  X           AS IN THIS EXAMPLE
——

REVOCABLE PROXY
FIRST FINANCIAL BANCORP.

ANNUAL MEETING OF SHAREHOLDERS — April 23, 2002

     Each undersigned shareholder of First Financial Bancorp. (the “Corporation”) hereby constitutes and appoints Wanda R. Lady and Frank M. Peters or either of them, with full power of substitution in each of them, the proxy or proxies of the undersigned to vote only at the Annual Meeting of Shareholders of the Corporation to be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011, on April 23, 2002, at 2:00 P.M., local time, and at any adjournment thereof, all of the shares of the Corporation which the undersigned would be entitled to vote if personally present at such meeting or any adjournment thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:

1.	The election as directors of all nominees listed (except as marked to the contrary below):

FOR ——

WITHHOLD ——

FOR ALL EXCEPT ——

CLASS I EXPIRING IN 2005: Martin J. Bidwell, Carl R. Fiora, Stephen S. Marcum and Steven C. Posey.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	To consider and act upon, in their discretion, such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES FOR DIRECTOR.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST FINANCIAL BANCORP.

The signature or signatures on this Proxy should be the same as the name or names which appear hereon. Persons signing in a fiduciary capacity should give full title as such.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.